Toni Perazzo
Chief Financial Officer
(650) 340-1888
FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS FOURTH QUARTER 2013 AND FULL YEAR 2013 RESULTS

(BURLINGAME, CA), March 11, 2014 — AeroCentury Corp. (NYSE MKT: ACY), an independent aircraft leasing company, today reported its operating results for the fourth quarter and year ended December 31, 2013.

“The Company diversified its portfolio through asset acquisitions and sales in 2013,” said Neal Crispin, President of AeroCentury.  “A milestone in our diversification was the introduction of our first Bombardier Canadair CRJ700 series regional jet during the fourth quarter.  In early 2014, we purchased three more CRJ700 series aircraft.  At the same time, we disposed of some of the older aircraft in our portfolio.  These asset acquisitions and dispositions will help us adjust and grow our portfolio of aircraft assets to meet the projected needs of the regional aircraft business, all with an eye toward long-term enhancement of value for our stockholders.”

The Company reported a net loss of $1.4 million, or ($0.90) per diluted share, for the fourth quarter of 2013, compared to net income of $1.8 million, or $1.14 per diluted share, for the fourth quarter of 2012.  However, for the year ended December 31, 2013, the Company reported net income of $3.2 million, or $2.03 per diluted share, compared to net income of $5.2 million, or $3.32 per diluted share, for the previous year.

Total revenues were $5.2 million and $32.2 million for the fourth quarter and year ended December 31, 2013, respectively, compared to total revenues of $8.0 million and $29.4 million, respectively, for the same periods a year ago.

Operating lease revenue was lower in the fourth quarter and year ended December 31, 2013 compared to the same periods a year ago primarily as a result of lower portfolio utilization and reduced revenue from assets for which the Company does not record revenue in advance of cash receipt as a result of substantial uncertainty of collectability.  The effects of these decreases were partially offset by increases in operating lease revenue from assets purchased during 2012 and 2013.

Maintenance reserves revenue was lower in the fourth quarter of 2013 compared to the same period a year ago, primarily reflecting reduced revenue from leases under which the Company does not record revenue in advance of cash receipt as a result of substantial uncertainty of collectability.  Maintenance reserves revenue for the year ended December 31, 2013 was higher compared to the previous year.  The increase was primarily due to a one-time payment of $6.5 million received upon assignment of two leases from one lessee to a second lessee in 2012, which payment was recognized as maintenance reserves revenue upon the subsequent termination of the assigned leases in the first quarter of 2013.

During 2013, the Company sold five aircraft and an engine, all of which generated gains.  During the fourth quarter of 2013, the Company recorded a loss on disposal of a spare engine.  During 2012, the Company sold two aircraft and one engine, all of which generated gains.

Total expenses increased by $2.0 million and $5.8 million in the fourth quarter and year ended December 31, 2013, respectively, as compared to the same periods in 2012.

Maintenance expense was higher in the 2013 periods as a result of increases in maintenance performed by lessees using nonrefundable reserves and maintenance performed by the Company on off-lease aircraft.

Depreciation was higher in the 2013 periods primarily as a result of acquisitions and changes in residual assumptions from year to year.

The Company’s interest expense was lower in the 2013 periods as a result of a lower average outstanding debt balance and lower amortization of renewal fees related to the Company’s credit facility.

The Company’s portfolio now consists of five aircraft engines and forty-three aircraft, covering nine different aircraft types.  Our customer base continues to consist exclusively of regional carriers – fifteen different airlines operating worldwide.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases.  The Company’s aircraft and engines are leased to regional airlines and commercial users worldwide.

(see tables following)

AeroCentury Corp.
Selected Financial Information
 (in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Revenues and other income:
Operating lease revenue	$4,853	$6,274	$18,794	$23,662
Maintenance reserves revenue	618	1,072	8,879	4,099
Net (loss)/gain on disposal of assets	(340)	613	3,808	1,486
Other income	74	30	719	111
	5,205	7,989	32,200	29,358
Expenses:
Maintenance costs	2,525	908	8,765	4,082
Depreciation	1,973	1,601	7,313	6,127
Management fees	1,134	1,081	4,352	4,166
Interest	1,041	1,168	4,075	4,627
Professional fees and other	654	570	2,789	2,469
	7,327	5,328	27,294	21,471
(Loss)/income before income tax provision	(2,122)	2,661	4,906	7,887
Income tax (benefit)/provision	(726)	870	1,688	2,698
Net (loss)/income	$(1,396)	$1,791	$3,218	$5,189
(Loss)/earnings per share:
Basic	$(0.90)	$1.16	$2.08	$3.36
Diluted	$(0.90)	$1.14	$2.03	$3.32
Weighted average shares used in (loss)/earnings per share computations:
Basic	1,543,257	1,543,257	1,543,257	1,543,257
Diluted	1,543,257	1,569,769	1,587,036	1,563,054

Summary Balance Sheet:	December 31, 2013	December 31, 2012
	(Unaudited)	(Audited)
Total assets	$164,065	$152,426
Total liabilities	$114,968	$106,547
Stockholders’ equity	$49,097	$45,879

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